Exhibit 16.1

June 23, 2023

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NorthEast

Washington, D.C. 20549-2000

Commissioners:

We have read the statements of the Report of Foreign Private Issuer on Form 6-K of CBL International Limited to be filed with the Securities and Exchange Commission on or about June 23, 2023. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Yours sincerely,

/s/ Wei, Wei & Co. LLP